Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into September 14, 2021 by and between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and Paul Metcalf (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 19.

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be so employed, on the terms set forth herein;

WHEREAS, the Company and BEL Retail Advisors previously entered into that certain Consulting Agreement, effective April 1, 2019 (as amended as of December 6, 2019, January 18, 2021 and March 30, 2021) (together with any prior consulting agreements by and between the Company and BEL Retail Advisors, the “Consulting Agreements”) pursuant to which the Executive, as the owner and principal of BEL Retail Advisors, provided services to the Company; and

WHEREAS, this Agreement shall supersede and completely replace any and all Consulting Agreements as of the Effective Date, and the Consulting Agreements shall terminate and all payments and benefits thereunder shall cease as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Term. The Company (directly or through one of its subsidiaries) agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to continue to be so employed, commencing as of September 14, 2021 (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Initial Term”). On the last day of the Initial Term and each anniversary thereof, the term of this Agreement shall be automatically extended for an additional one-year period, unless either party hereto elects not to extend this Agreement by giving written notice to the other party at least 60 days prior to any such renewal date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 4. The period of time between the Effective Date and the termination of the Executive’s employment hereunder is referred to herein as the “Term.” Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from all positions with the Company and all of its subsidiaries.

2.             Position and Duties.

(a)      Position; Duties; Reporting. During the Term, the Executive shall serve as Principal and Chief Merchant of the Company. In this capacity, the Executive shall have the duties, authorities, and responsibilities commensurate with the duties, authorities, and responsibilities of persons serving in a similar capacity in similarly sized companies, and such other duties, authorities and responsibilities as the Chief Executive Officer of the Company (the “CEO”) shall designate from time to time that are not inconsistent with the Executive’s position. The Executive shall report directly to the CEO.

(b)     Full-Time Employment. The Executive shall devote substantially all of the Executive’s business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company; provided that the Executive shall be entitled to: (i) with prior written consent of the Board, which shall not be unreasonably delayed, conditioned, or withheld, serve as a member of the board of directors (or equivalent governing body) of up to two other non-competitive company at a time, (ii) with the prior written consent of the Board, serve on civic, charitable, educational, religious, public interest, or public service boards, and (iii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities hereunder or create a potential business or fiduciary conflict.

(c)      Location. The Executive shall work at the Company’s headquarters in Dallas, Texas but shall also be able to work remotely as mutually agreed to by the parties. The Executive shall be required to travel for business purposes in accordance with the Company’s travel policies.

3.             Compensation and Benefits.

(a)      Base Salary. During the Term, the Company shall pay to the Executive a base salary at an annual rate of not less than $650,000, in substantially equal installments in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), and may be increased, but not decreased, from time to time by the Committee. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b)     Annual Bonus. In respect of each fiscal year during the Term commencing with the 2022 fiscal year, the Executive shall be eligible to receive an annual cash incentive compensation under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of 70% of the Base Salary to the extent earned based on performance against objective performance criteria. The performance criteria for any particular fiscal year shall be determined in good faith by the Board or the Committee and the target bonus opportunity may be increased, but not decreased, from time to time by the Board or the Committee. The Annual Bonus, if any, shall be paid in a single lump sum when annual bonuses are paid to similarly situated executives of the Company generally, following the fiscal year with respect to which it is earned, subject to the Executive’s continuous employment through the applicable payment date.

(c)      Equity Awards. During the Term, the Executive will be eligible to participate in any applicable equity plan adopted by the Company for which employees are generally eligible and, with respect to each fiscal year during the Term, shall receive long-term incentive awards having an aggregate grant date fair market value of no less than $650,000, with the form and type of awards to be consistent with annual long-term incentive compensation awards granted in respect of such fiscal year to similarly situated executives of the Company generally. Any awards granted to the Executive under any Company equity plan will be subject to the terms of the applicable equity plan and award agreement.

(d)     Inducement Equity Awards. Promptly, but no later than 35 days following the Effective Date, the Company shall grant to the Executive (i) an award of time-based restricted stock units (the “Inducement RSUs”) having an aggregate grant date fair market value of $500,000 and (ii) an award of performance-based restricted stock units (the “Inducement PRSUs”) having an aggregate grant date fair market value (assuming target performance) of $1,000,000. The Inducement RSUs shall vest in equal installments on each of the first three anniversaries of the date of grant, so long as the Executive continuously is employed by or, with the written consent of the Company, otherwise provides services to, the Company through each vesting date. The Inducement PRSUs shall be subject to both time-based and performance-based vesting (and shall only be fully vested to the extent both time-based and performance-based vesting conditions are met), with (A) the time-based vesting occurring with respect to 50% of the Inducement PRSUs on the second anniversary of the date of grant, an additional 25% of the Inducement PRSUs on the third anniversary of the date of grant, and the final 25% of the Inducement PRSUs on the fourth anniversary of the date of grant, in each case, so long as the Executive is continuously employed by or, with the written consent of the Company, otherwise provides services to, the Company through each such vesting date and (B) the performance-based vesting based on the attainment of specified Company stock price metrics. The Inducement RSUs and Inducement PRSUs shall be subject to the terms of the applicable award agreements evidencing the grant of such awards.

(e)      Benefit Plans. During the Term, the Executive shall be eligible to participate in any employee benefit plan that the Company maintains for the benefit of its employees generally, subject to satisfying the applicable requirements thereof, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. During the Term, should the Executive decline coverage under the group health insurance plan maintained by the Company, the Company shall provide the Executive with a monthly stipend in an amount equal to $1,490, which stipend shall be paid in accordance with the Company’s normal payroll practices.

(f)      Paid Time Off. During the Term, the Executive shall be entitled to unlimited paid time off in accordance with the Company’s applicable policies as in effect from time to time.

(g)     Business Expenses. The Executive shall be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Term, subject to and in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(h)     Travel Expenses. During the Term, the Company shall reimburse the Executive for reasonable economy class airfare for travel between his primary residence and Dallas, Texas. If Executive provides the Company notice, on or before the first anniversary of the Effective Date, of his decision to relocate to the Dallas, Texas metropolitan area, then the Company shall pay for reasonable relocation expenses associated with the Executive’s relocation to the Dallas, Texas metropolitan area, including designating a moving company and arranging for the shipment of the Executive’s household goods. The Company will reimburse the Executive for income taxes payable on any portion of such payments that is treated as nondeductible taxable income to the Executive so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a nontaxable basis.

(i)       Legal Fees. Upon presentation of appropriate documentation, the Company will pay or reimburse the Executive’s reasonable legal fees incurred in connection with the negotiation and drafting of this Agreement, up to a maximum of $5,000, which will be paid within 30 days following the Effective Date.

4.             Termination of Employment; Severance.

(a)      General. The Executive’s employment and the Term shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company due to the Executive’s Permanent Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by the Executive with or without Good Reason, and (v) the expiration of the Term (the date of such termination, the “Termination Date”).

(b)     Termination by the Company for Cause; Termination by the Executive without Good Reason. The Company may terminate the Executive’s employment at any time for Cause, effective upon delivery to the Executive of written notice of such termination. If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled only to the following:

(i)       payment of any earned but unpaid Base Salary through the Termination Date, no later than 60 days following the Termination Date (or such earlier date as may be required by applicable law);

(ii)      reimbursement for any unreimbursed business expenses incurred through the Termination Date, in accordance with Section 3(h); and

(iii)     all other payments or benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit plan or program or grant or this Agreement, payable in accordance therewith (collectively, clauses (i) through (iii), the “Accrued Benefits”);

Following the termination of the Executive’s employment by the Company for Cause, except as set forth in this Section 4(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)      Termination Due to Executive’s Death or Permanent Disability. The Executive’s employment and the Term shall terminate automatically upon Executive’s death. The Company may terminate the Executive’s employment and the Term immediately upon the occurrence of the Executive’s Permanent Disability, with such termination to be effective upon the Executive’s receipt of written notice of such termination. Upon a termination of the Executive’s employment due to the Executive’s death or Permanent Disability, the Executive’s estate or the Executive, as applicable, shall be entitled to the following:

(i)       the Accrued Benefits;

(ii)      any earned but unpaid Annual Bonus with respect to the fiscal year ending on or preceding the Termination Date, payable on the otherwise applicable payment date, but in any event no later than March 15th of the calendar year following the calendar year in which the Termination Date occurs (the “Prior Year Bonus”);

(iii)     a payment equal to the product of (A) the Annual Bonus, if any, that the Executive otherwise would have earned for the fiscal year that includes the Termination Date had no such termination occurred, based on actual achievement of the applicable performance goals for such year determined in accordance with Section 3(b), and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during such fiscal year and the denominator of which is the number of days in such fiscal year, payable on the date the Annual Bonus for such fiscal year would otherwise have been paid (but in any event, no later than the 30th day of the third month following the end of such fiscal year) (the “Prorated Bonus”); and

(iv)     in the case of a termination due to the Executive’s Permanent Disability, subject to the Executive’s (A) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) that covers the Executive (and the Executive’s eligible dependents) through the end of the fiscal year in which the Termination Date occurs at the Company’s expense; provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 4(c)(iv) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that if the Executive obtains other employment that offers substantially comparable group health benefits, such continuation of coverage by the Company under this Section 4(c)(iv) shall immediately cease (the “COBRA Continuation Benefits”).

Following a termination of the Executive’s employment due to death or Disability, except as set forth in this Section 4(c), the Executive shall have no further rights to compensation or benefits under this Agreement. The payments and benefits set forth in this Section 4(c) shall not affect the Executive’s eligibility for any payments or benefits under the Severance Plan (as defined below) and shall not be considered duplicative of any payments or benefits provided thereunder.

(d)     Termination by the Company without Cause; Termination by the Executive with Good Reason. The Company may terminate the Executive’s employment without Cause, effective upon delivery to the Executive of written notice of such termination. The Executive may terminate the Executive’s employment for Good Reason by providing the Company written notice in the manner set forth below. In the event that the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or by the Executive with Good Reason (each, a “Qualifying Termination”), in each case, subject to Section 4(f), the Executive shall be entitled to:

(i)       the Accrued Benefits;

(ii)      any Prior Year Bonus;

(iii)     the Prorated Bonus;

(iv)     the COBRA Continuation Benefits; and

(v)      an amount equal to (A) 1.5 multiplied by (B) the Executive’s Base Salary immediately prior to the Termination Date, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the 18-month period following the Termination Date; provided, however, that the first such payment shall not be made until the 60th day following the Termination Date and such first payment shall include any amounts that would otherwise have been payable between the Termination Date and the date of such first payment; and provided, further, that if a Qualifying Termination occurs within the 18-month period following a Change in Control, the number stated in clause (A) above shall be deleted and replaced with “2.0” and such amount will be payable over the 24-month period following the Termination Date.

Payments and benefits provided in this Section 4(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies, or programs of the Company, including the benefits (if any) the Executive would otherwise be eligible to receive under the Tuesday Morning Corporation Executive Severance Plan as in effect from time to time (the “Severance Plan”). Following a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, except as set forth in this Section 4(d), the Executive shall have no further rights to compensation or benefits under this Agreement.

(e)      Non-Renewal of the Term. The Term and the Executive’s employment will automatically terminate at the end of the then-current Term if either party elects not to renew the Term in accordance with Section 1. Upon the Executive’s termination of employment at the end of the then-current Term, the Executive shall be entitled only to the Accrued Benefits and any Prior Year Bonus. Following any such termination of the Executive’s employment, except as set forth in this Section 4(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f)      Release of Claims; Continued Compliance. Notwithstanding any provision herein to the contrary, the payment and provision of the payments and benefits pursuant to Sections 4(c), 4(d), or 4(e) shall be conditioned upon the Executive’s execution, delivery to the Company, and non-revocation of the of the Company’s standard form of general release of claims as of such time (the “Release”) (and the expiration of any revocation period contained in such Release) within 60 days following the Termination Date. If the Executive fails to execute the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such 60-day period, or timely revokes such release following its execution, the Executive shall not be entitled to any of the payments or benefits hereunder, other than the Accrued Benefits. During such time that the Executive is receiving any such payments or benefits (other than the Accrued Benefits), if the Executive materially breaches any restrictive covenant set forth in Section 5 (and such breach is not cured, to the extent susceptible of cure, within 15 days of the Company’s written notice thereof to the Executive), the Executive’s right to receive such payments or benefits shall immediately cease and be forfeited.

(g)     No Mitigation; No Offset. In the event of termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due to the Executive on account of any remuneration or benefits provided by any subsequent employment the Executive may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim, or other right that the Company or any other member of the Company Group may have against the Executive for any reason.

5.             Restrictive Covenants.

(a)      Confidentiality.

(i)       Confidential Information. During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information that is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and that is of great competitive value to the Company, and access to the Company’s customers and clients. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, which may include, but is not limited to, the following: products, services, processes, equipment, know-how, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, database schemas or tables, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales plans and strategies, business plans, budgets, financial data and information, customer and client information, prices and costs, customer and client lists and profiles, employee, customer, and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, electronically, or by drawings or observation; provided, however, that Confidential Information does not include information that becomes generally available to the public other than as a result of a disclosure by the Executive (unless such disclosure was made in the course of the Executive’s duties) or becomes available to the Executive on a non-confidential basis from a source other than the Company or any Subsidiaries thereof or any of their employees, so long as that source is not prohibited from disclosing such information or data without restriction on disclosure or use.

(ii)      No Unauthorized Use or Disclosure. The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive may cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (A) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (B) constitutes a protectable business interest of the Company. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. The Executive agrees that the Executive shall not at any time (whether during or after the Executive’s employment), directly or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Company’s consent. Throughout the Executive’s employment and at all times thereafter: (1) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (2) the Executive shall not, directly or indirectly, use, disclose, or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties. If the Executive learns that any person or entity is taking or threatening to disclose any Confidential Information, the Executive shall promptly advise the Company of all facts in his possession concerning such action or threatened action. Notwithstanding the foregoing, the Executive shall be permitted to disclose Confidential Information to the extent required by law or by any court, governmental body, or any regulatory or self-regulatory agency, to the extent reasonably necessary in connection with any dispute between the parties, or, during the Term, to the extent that the Executive determines in good faith that such disclosure is necessary and in the best interest of the Company.

(iii)     Whistleblower Protection. Nothing in this Agreement shall prohibit or restrict any member of the Company Group, the Executive, or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts any member of the Company Group or the Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(iv)     Trade Secrets. Pursuant to 18 U.S.C. § 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of any member of the Company Group that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(b)      Restrictive Covenants. In consideration for the Company’s promise to provide Confidential Information to the Executive, the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, access to the Company’s customers and clients, and the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants.

(i)       Noncompetition. The Executive agrees that during the Restricted Period, other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, take steps to establish, perform services for, invest in, solicit investors for, consult for, do business with, or otherwise engage in any Competing Business within the Restricted Area. Notwithstanding the restrictions contained in this Section 5(b)(i), the Executive may own an aggregate of not more than 2% of the outstanding stock, or other equity security, of any class of any corporation or other entity engaged in a Competing Business without violating the provisions of this Section 5(b)(i); provided, however, that the Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation or affiliated entity and is not involved in the management of such corporation or other entity.

(ii)      Nonsolicitation. The Executive agrees that, during the Restricted Period, other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, or lender or in any other capacity, and whether personally or through other persons:

  (A)        Solicit business from, interfere with, induce, attempt to solicit business with, interfere with, induce, or do business with any actual or prospective customer, client, supplier, manufacturer, vendor, or licensor of the Company with whom the Company did business or who the Company solicited within the preceding two years, and who: (1) the Executive contacted, called on, serviced, or did business with during the Executive’s employment with the Company; (2) the Executive learned of as a result of the Executive’s employment with the Company; or (3) about whom the Executive received Confidential Information. This restriction applies only to business that is in the scope of services or products provided by the Company or any Affiliate thereof.

  (B)         Solicit, induce, or attempt to solicit or induce, engage, or hire, on behalf of the Executive or any other person or entity, any person who is an employee or consultant of the Company or who was employed or engaged by the Company within the preceding 12 months.

(iii)     Nondisparagement. The Executive shall refrain, both during and after the Executive’s employment terminates, from publishing any oral or written statements about the Company or any of the Company’s directors, managers, officers, employees, or consultants that (A) are slanderous, libelous, or defamatory; or (B) place the Company or any of its directors, managers, officers, employees, or consultants in a false light before the public. Notwithstanding the foregoing, the Executive shall be permitted to make truthful statements to the extent required by law or by any court, governmental body, or any regulatory or self-regulatory agency or to the extent reasonably necessary in connection with any dispute between the parties. The rights afforded to the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.

(c)      Tolling. If the Executive violates any of the restrictions contained in this Section 5, the Restricted Period for such restriction(s) violated shall be suspended and all periods of time in which the Executive was in breach of the restrictive covenant(s) shall be added to the Restricted Period for such restrictive covenant(s).

(d)      Remedies. The Executive acknowledges that the restrictions contained in this Section 5, in view of the nature of the Company’s business and the Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that a violation of this Section 5 may result in irreparable injury to the Company. In the event of a breach by the Executive of this Section 5, the Company shall be entitled to seek a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, and the parties agree that a bond shall not be required. If a bond is required to secure such equitable relief, the parties agree that a bond not to exceed $1,000 shall be sufficient and adequate in all respects to protect the rights and interests of the parties. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Section 5 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

(e)      Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Section 5. The Executive acknowledges that the geographic scope and duration of the covenants contained in this Section 5 are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation, trade secrets, and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company. It is the desire and intent of the parties that the provisions of Section 5 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Executive and the Company hereby waive any provision of applicable law that would render any provision of Section 5 invalid or unenforceable.

(f)      Reformation. The Company and the Executive agree that the foregoing restrictions set forth in Section 5 are reasonable under the circumstances and that a breach of the covenants contained in Section 5 may cause irreparable injury to the Company. The Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Period, but acknowledges that the Executive shall receive Confidential Information and trade secrets, as well as sufficiently high remuneration and other benefits as an employee of the Company to justify such restrictions. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

6.             Cooperation. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that, while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, other members of the Company Group and their respective representatives, in defense of any claims that may be made against the Company or any other member of the Company Group, and will reasonably assist the Company and other members of the Company Group in the prosecution of any claims that may be made by the Company or any other member of the Company Group, to the extent that such claims are based on facts occurring during the Executive’s employment with the Company (collectively, the “Claims”). During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any other member of the Company Group without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating, or telephonic expenses incurred by the Executive in complying with this Section 6. The Company shall cooperate with the Executive on the timing and location of the Executive’s cooperation and use its good faith efforts to limit any travel or interference with the Executive’s other professional commitments.

7.             Notices. All notices, demands, requests, or other communications, which may be or are required to be given or made by any party to any other party pursuant to this Agreement, shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by e-mail addressed as follows:

(i)	If to the Company:

Tuesday Morning Corporation
6250 LBJ Freeway

Dallas, Texas 75240
Attention:   General Counsel and Corporate Secretary

E-mail:        legal@tuesdaymorning.com

(ii)	If to the Executive: the address last shown on the Company’s books and records.

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of e-mail transmission, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.             Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law. If any term or provision of this Agreement is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

9.             Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 5 through 19 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and subject to the conditions set forth herein.

10.           No Assignments. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (a) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder; and (b) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company, or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11.          Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors, and assigns.

12.           Amendments; Modifications; Waivers. No provision of this Agreement may be amended, modified, waived, or discharged, unless such amendment, modification, waiver, or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board. For purposes of this Section 12, a “writing” shall not include facsimile or e-mail. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time unless such waiver specifically states that it is to be construed as a continuing waiver.

13.           Section Headings; Inconsistency. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof. In the event of any inconsistency between the terms of this Agreement and any form, award, plan, or policy of the Company, the terms of this Agreement shall govern and control, unless otherwise expressly provided.

14.           Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws (whether of the State of Texas or any other jurisdiction). For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and further agree that any related litigation will be conducted solely in the courts of Dallas County or the federal courts for the United States for the Northern District of Texas, where this Agreement is made and/or to be performed, and no other courts.

15.           Entire Agreement; Advice of Counsel. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties, or commitments except as set forth herein, and supersedes and replaces all other agreements related to the subject matter hereof (including, without limitation, the Consulting Agreements) and the Executive hereby waives all rights to any compensation or benefits to which he may have otherwise been entitled under the Consulting Agreements. The Executive acknowledges that, in connection with the Executive’s entry into this Agreement, the Executive was advised by an attorney of the Executive’s choice on the terms and conditions of this Agreement, including, without limitation, on the application of Code Section 409A on the payments and benefits payable or to be paid to the Executive hereunder.

16.          Counterparts. This Agreement may be executed (including by e-mail with scan attachment) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

17.           Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

18.           Code Section 409A.

(a)      General. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)     Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” If the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 18(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)      Reimbursements and In-Kind Benefits. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)     Installment Payments. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)      No Offset. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

19.           Definitions.

“Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

“Cause” means the Executive’s (a) willful misconduct with respect to the Executive’s duties as an employee of the Company; (b) continued failure to perform the Executive’s duties as an employee of the Company, which failure is not cured (if curable) within 30 days following written notice by the Company; (c) indictment for a felony; (d) commission of fraud, embezzlement, theft, or other act involving dishonesty, or a crime constituting moral turpitude, in any case, whether or not involving the Company, that, in the opinion of the Company, renders the Executive’s continued employment harmful to the Company; (e) breach or persistent breaches of any kind of the Company’s employment policies (or the employment policies of any successor to the Company), as they may exist from time-to-time, which failure is not cured (if curable) within 30 days following written notice by the Company; and/or (f) violation by the Executive of the terms of any non-competition, non-disclosure, or similar agreement with respect to the Company or any Affiliate to which the Executive is a party, which is not cured (if curable) within 30 days following written notice by the Company.

“Change in Control” has the meaning set forth in the Severance Plan.

“Company Group” means the Company and each of its Subsidiaries and Affiliates.

“Competing Business” means any business, individual, partnership, firm, corporation, or other entity that is competing or that is preparing to compete with the Company’s business, of being a retailer of general merchandise, or a business specializing in home furnishings, home decor, housewares, or gift related items in the United States; and any other business the Company conducted, prepared to conduct, or materially contemplated conducting during the Executive’s employment with the Company. The term “Competing Business” shall include business of the type of, but not be limited to, the following entities: The TJX Companies, Inc. (including, without limitation, TJ Maxx, HomeGoods, Marshall’s Mega Stores, and Marshall’s, Inc.); Ross Stores, Inc.; Burlington Stores, Inc.; One Kings Lane, Inc.; Joss and Main (owned by Wayfair, LLC); Zulily, Inc.; Nordstrom Rack (owned by Nordstrom, Inc., but not including Nordstrom stores); Back Stage (owned by Macy’s, Inc., but not including Macy’s stores); Ollie’s Bargain Outlet Holdings, Inc.; Overstock.com, Inc.; At Home Group Inc.; and Big Lots, Inc.

“Good Reason” means the Executive’s termination of the Executive’s employment with the Company if there should occur any of the following without the Executive’s written consent: (a) a material, adverse change in the Executive’s duties or responsibilities with the Company, including his removal from the position of Chief Operating Officer; (b) a reduction in the Executive’s Base Salary by more than 10%; or (c) the material breach by the Company of this Agreement; provided, however, that, in each case, the Executive must (i) first provide written notice to the Company of the existence of the Good Reason condition within 90 days of the initial existence of such event specifying the basis for the Executive’s belief that the Executive is entitled to terminate the Executive’s employment for Good Reason, (ii) give the Company an opportunity to cure any of the foregoing within 30 days following delivery to the Company of such written notice, and (iii) actually resign the Executive’s employment within 30 days following the expiration of the Company’s 30-day cure period.

“Permanent Disability” means that Executive is considered to have a disability that entitles the Executive to receive long-term disability benefits under the Company’s long-term disability insurance plan or policy.

“Restricted Area” means the United States and any other geographical area in which the Company provides services during the Executive’s employment and for which the Executive had any responsibility or about which the Executive received Confidential Information.

“Restricted Period” means during the Executive’s employment with the Company and for a period of 18 months following the Termination Date.

“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf, as of the date first written above.

TUESDAY MORNING CORPORATION

By:	/s/ Fred Hand
Name: Fred Hand
Title: Chief Executive Officer

By:	/s/ Paul Metcalf
Paul Metcalf

Date: September 14, 2021

[Signature Page to Employment Agreement]